UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Fifth Avenue, 8th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2013, Medidata Solutions, Inc., a Delaware corporation (the “Company”), completed the sale of $287,500,000 principal amount of 1.00% Convertible Senior Notes due 2018 (the “Convertible Notes”) in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the sale of the Convertible Notes were approximately $279.2 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. The Convertible Notes are governed by the terms of an indenture, dated as of August 12, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Convertible Notes are the senior unsecured obligations of the Company and bear interest at a rate of 1.00% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, beginning on February 1, 2014. The Convertible Notes will mature on August 1, 2018, unless earlier repurchased or converted. The Convertible Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or a combination thereof at the Company’s election, at an initial conversion rate of 8.6143 shares of Common Stock of the Company, per $1,000 principal amount of Convertible Notes, which corresponds to an initial conversion price of approximately $116.09 per share of Common Stock and represents a conversion premium of approximately 35% based on the last reported sale price of the Common Stock of $85.99 on August 6, 2013, the date the Convertible Notes offering was priced. The conversion rate is subject to adjustment from time to time upon the occurrence of specified corporate events, but will not be adjusted for any accrued and unpaid interest. At any time prior to the close of business on the business day immediately preceding February 1, 2018, holders may convert their Convertible Notes at their option only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. If a make-whole fundamental change, as described in the Indenture, occurs and a holder elects to convert its Convertible Notes in connection with such make-whole fundamental change, such holder may be entitled to an increase in the conversion rate as described in the Indenture.

The Company may not redeem the Convertible Notes prior to the maturity date and no “sinking fund” is provided for the Convertible Notes, which means that the Company is not required to periodically redeem or retire the Convertible Notes. Upon the occurrence of certain fundamental changes involving the Company, holders of the Convertible Notes may require the Company to repurchase for cash all or part of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest.

The Indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the Indenture or otherwise, and does not contain any financial covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture contains events of default provisions. The following events are considered “events of default,” which may result in the acceleration of the maturity of the Convertible Notes:

(1) the Company defaults in any payment of interest on any Convertible Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Convertible Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) the Company fails to comply with its obligation to convert the Convertible Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4) the Company fails to give a fundamental change notice or notice of a specified corporate transaction, in each case when due;

(5) the Company fails to comply with its obligations under with respect to a consolidation, merger or sale of assets of the Company;

(6) the Company fails for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Convertible Notes then outstanding has been received to comply with any of its other agreements contained in the Convertible Notes or Indenture;

(7) a default by the Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured or waived or such indebtedness shall not have been repaid, as the case may be, within 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Convertible Notes;

(8) a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged, paid or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its “significant subsidiaries” (as defined in the Indenture).

If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Convertible Notes by written notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Convertible Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 270 days after the occurrence of such event of default, consist exclusively of the right to receive additional interest on the Convertible Notes.

The foregoing description of the Indenture and the Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and form of Convertible Note filed hereto as Exhibit 4.1 and Exhibit 4.2, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the Convertible Notes offering, the Company entered into a purchase agreement, dated August 6, 2013, the initial purchasers, pursuant to which the Convertible Notes were sold to the initial purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act, for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. The Company does not intend to file a shelf registration statement for the resale of the Convertible Notes or the Common Stock issuable upon conversion of the Convertible Notes, if any.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional information pertaining to the Convertible Notes and the shares of Common Stock issuable upon conversion of the Notes is contained in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of August 12, 2013, between Medidata Solutions, Inc. and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 1.00% Convertible Senior Notes due 2018 (included in Exhibit 4.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.

Date: August 12, 2013

	By:	MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	Executive Vice President—General Counsel and Secretary